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                                                                    EXHIBIT 99.1

CONTACT:      Les Wulf, President
              1801 Gateway Blvd., Ste. 105
              Richardson, TX 75080
              Tel: 972-783-8500
              leswulf@boundlessmotorsportsracing.com

        BOUNDLESS MOTOR SPORTS RACING, INC. MERGES WITH THE ENTITY, INC.

         RICHARDSON, TX, August 1, 2003 / BusinessWire / - Boundless Motor Sports Racing, Inc. (Boundless) announced today that it has completed a merger with The Entity, Inc. (OTC.PK: ENTY), a publicly-traded company with no operations. Pursuant to the merger, the shareholders of Boundless have become the controlling shareholders of The Entity. Subsequent to the merger, The Entity, Inc., will change its name to "Boundless Motor Sports Racing, Inc."

         "Completing this merger is a key step in our plans to make Boundless the premier dirt racing company in the United States and internationally. This merger will provide us the financing flexibility to make significant steps towards the execution of our strategic business plan," said Paul A. Kruger, Chairman and CEO of Boundless.

ABOUT BOUNDLESS MOTOR SPORTS

         Based in Richardson, TX, Boundless is a racing and sports entertainment company. Boundless is currently pursuing the acquisition of dirt motor sports racing sanctioning organizations, promotional organizations and racetracks in the United States. Boundless also may acquire the rights to other international racing series in the United States and internationally.

         For further information on Boundless or this press release please contact Leslie Wulf - President of Boundless Motor Sports Racing, Inc. at 972-783-8500, leswulf@boundlessmotorsportsracing.com, or visit our company web page at www.boundlessmotorsportsracing.com.

         This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and technological factors effecting the company's operations, markets, merger and acquisition activities, products, services and prices, as well as other factors detailed in the company's filings with the Securities and Exchange Commission.